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                                                                     Exhibit (d)


                          INVESTMENT ADVISORY AGREEMENT

Agreement made as of this 1st day of June, 1987 between the Trustees of the Elfun Diversified Fund (the "Trustees") and General Electric Investment Corporation ("GEI"), a Delaware corporation and a wholly owned subsidiary of General Electric Company.

                                   WITNESSETH:

WHEREAS, GEI has agreed to furnish the Trustees with certain services in connection with the management and the investment of assets of the Elfun Diversified Fund (the "Fund") all as herein provided,

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

1. Appointment as Investment Adviser

The Trustees hereby appoint GEI to act as the investment adviser to the Fund on the terms set forth in this Agreement. GEI hereby accepts such appointment and agrees to render the services herein set forth on the terms herein contained.

2. Services to be Performed

a. GEI will recommend to the Trustees individuals to fill the positions of Manager, Secretary and, if the Trustees so desire, Assistant Secretary and other officers of the Fund. Upon receipt of such recommendations the Trustees will vote upon the appointment of such individuals to the positions for which they were recommended and will advise GEI as to whether or not they have been so appointed.

b. GEI shall manage the investment and reinvestment of all the assets in the Fund from time to time (including any income earned thereon and increments in the value thereof). Among other things, GEI shall be responsible for all investment decisions regarding purchases and sales of securities and other property, the retention of securities, and the retention of uninvested cash. In performing the aforesaid services, GEI shall comply with all investment policies of the Fund in effect from time to time and such general guidance, policies and instructions as the Trustees may additionally establish. GEI shall, in addition, make recommendations as and when requested by the Trustees with respect to the adoption or modification of investment policies and the Fund's objectives. In carrying out such investment activities GEI shall, whenever purchases and sales would involve brokerage commissions, have as its primary objective the selection of brokers so as to obtain the best execution at the most favorable price; provided, however, that GEI may in its discretion select brokers and dealers from time to time as it may deem appropriate on the basis of research, statistical and other services which they may furnish to it or the Fund for the Fund's benefit. Whenever GEI deems it to be beneficial to the Fund, it may aggregate its purchase, sale and other activities with those being performed by it for other



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customers. In such event, allocation of the security so purchased or sold, as well as the expenses incurred in such transactions, shall be made by GEI in the manner it considers to be the most equitable and consistent with its obligations to the Fund and such other customers.

c. Upon receipt of authorization from the Trustees, GEI will arrange for the payment from the assets of the Fund all amounts necessary to discharge obligations incurred by or on behalf of the Fund (including distributions to, and payments in respect of redemptions by, Unitholders), except that the following payments may be made by GEI from the Fund's assets without the necessity of prior instructions from the Trustees:

(i) all income or other taxes in respect of the Fund which may be imposed by law; and

(ii) all broker's commissions with respect to security transactions entered into on behalf of the Fund and all taxes or governmental fees attributable to such transactions.

d. GEI shall take or cause to be taken all actions necessary to cause the Fund to continuously comply with all applicable state and local laws and shall itself comply with all such laws insofar as they pertain to GEI's activities relating to the Fund.

e. GEI will prepare and distribute all reports including reports to the Unitholders which are required by Federal and state regulatory authorities, as well as any other reports specifically requested by the Trustees from time to time.

f. GEI will vote all securities beneficially owned by the Fund in accordance with policies and procedures established by the Trustees and, to the extent prescribed by such policies, subject to their prior approval.

g. GEI will maintain the records of all security transactions of the Fund and will prepare an annual accounting for the Trustees.

h. GEI will cooperate with the independent public accountants retained by the Trustees in their examination of the Fund and will cooperate in any inspection of the accounts and records by the Trustees.

i. GEI will compute the net asset value for the Fund in accordance with the Fund Trust Agreement.

j. GEI will prepare such reports, including tax returns as may be requested by the Trustees and will furnish the Trustees such additional information as is necessary for the preparation of other reports with respect to the Fund required by Federal, State or local governmental authorities.

k. GEI will submit periodically to the Trustees written reports covering all transactions of the Fund, the results of the Fund's operations, the assets and financial condition of the Fund, and such other information as the Trustees may reasonably request. The reports will be provided at the time specified by the Trustees.

l. GEI will be responsible for effecting adequate routines to collect, receive and deposit all income of the Fund and other payments to the Fund, including stock dividends, rights, warrants and similar items, but excluding payments associated with subscriptions and revocations.


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3. Compensation

The Trustees will, within thirty (30) days after receipt of an invoice therefor, reimburse GEI for reasonable costs (direct and indirect including, without limitation indirect costs involving allocable overhead, consulting fees, and informational brochures and services) of providing the services specified in Paragraph 1 above provided, however, that GEI shall not include among such costs any increment for profit to itself or its employees.

4. Records

GEI shall maintain such books and records with respect to its activities hereunder as may be required from time to time by applicable law and as the Trustees may, in addition, reasonably request. GEI shall make available its books and records to the Trustees and their agents, counsel and accountants as and when requested by the Trustees for purposes of audit or otherwise.

5. Liability for Investments

Subject to any contrary mandatory requirements of applicable law, GEI shall not be liable for any losses on investments made in good faith, provided that GEI shall not have been grossly negligent.

6. Communications

All communications between GEI and the Trustees may be made orally or in writing and GEI may rely on any such communications if it shall believe in good faith that the same have been given to it by a Trustee of the Fund or other person duly authorized on their behalf.

7. Amendments

This Agreement may only be modified or amended or the terms hereof waived by an instrument in writing signed by the person or entity against whom such amendment, modification or waiver is sought to be enforced.

8. Termination

This Agreement may be terminated by either party hereto at any time by giving sixty (60) days' prior notice thereof to the other party hereto. This Agreement may not be assigned or transferred by either party hereto to any third party and any such attempted assignment or transfer shall automatically act to terminate this Agreement. In the event that this Agreement is terminated, GEI will transmit to the Trustees on the termination date all records in its possession relating to its services performed hereunder.



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IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

                                         TRUSTEES OF ELFUN DIVERSIFIED FUND

                                         /s/ Dale F. Frey
                                         ---------------------------------------
                                         Dale F. Frey

                                         /s/ Arthur S. Bahr
                                         ---------------------------------------
                                         Arthur S. Bahr

                                         /s/John H. Myers
                                         ---------------------------------------
                                         John H. Myers

                                         /s/ Brian T. McAnaney
                                         ---------------------------------------
                                         Brian T. McAnaney

                                         /s/ James E. Bonhivert
                                         ---------------------------------------
                                         James E. Bonhivert

                                         GENERAL ELECTRIC INVESTMENT CORPORATION

                                         By: /s/ Dale F. Frey
                                             -----------------------------------
                                             Dale F. Frey
                                             Chairman of the Board
ATTEST:



/s/ Brian T. McAnaney
--------------------------
Secretary